STERLING SUGARS, INC.
                          P.  O. BOX 572
                     FRANKLIN, LOUISIANA 70538


              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


    The Annual Meeting of Stockholders of Sterling Sugars, Inc. will be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana, on Thursday, November 29, 2001 at 10:00 a.m. for the following purposes:

     1. Election of directors to serve for one year or until their successors are elected and qualified.

     2. Transaction of such other business as may properly come before the meeting or any adjournments thereof.

    The close of business on October 5, 2001 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting.

                                      By order of the Board of Directors



                                      J. Patout Burns, Jr.
                                      Secretary

 Franklin, Louisiana
 November 16, 2001

                          YOUR VOTE IS IMPORTANT

    Whether or not you expect to attend the meeting, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. You may, of course, later revoke your proxy and vote in person.




















                          STERLING SUGARS, INC.
                             P. O. BOX 572
                        FRANKLIN, LOUISIANA 70538


                            PROXY STATEMENT

    The enclosed proxy is solicited by the Board of Directors of Sterling Sugars, Inc. ("the Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on November 29, 2001 at the St. Mary Parish Library, 206 Iberia Street, Franklin, La. and at any adjournments thereof. If properly and timely completed and returned, the proxy will be voted in the manner you specify thereon. If no manner is specified, the proxy will be voted for election of the nominees for director hereinafter named.

    The proxy may be revoked at any time before it is voted and you may vote in person if you attend the meeting.

    The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone and personal contacts.

    It is expected that this proxy statement and related materials will first be mailed to stockholders on or about November 16, 2001.


                        STOCKHOLDERS' PROPOSALS

    In order for proposals by stockholders to be considered for inclusion in the proxy and proxy statement relating to the year 2002 Annual Meeting of Stockholders, such proposals must be received at the Company's principal executive office no later than June 30, 2002.

                           VOTING SECURITIES

    Only stockholders of record as of the close of business on October 5, 2001 are entitled to vote at the meeting. At that time, 2,500,000 shares of the Company's Common Stock (being the Company's only class of authorized stock) were outstanding. Each share is entitled to one vote.
















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                        ELECTION OF DIRECTORS

    In accordance with the Company's by-laws, seven directors are to be elected at the annual meeting to serve a term of one year from November 29, 2001 or until their successors are elected and qualified. The election of directors shall be determined by a majority of the votes actually cast, and the abstention or failure of any stockholder to vote will not affect this determination. Each shareholder is entitled to one vote per share. The Board of Directors recommends a vote for all the director nominees listed below. Unless you specify otherwise, proxy holders will vote for election of the management nominees named below. Should any of the nominees become unavailable for election, which is not anticipated, proxy holders may, in their discretion, vote for other nominees recommended by the Board.

    The following table lists the nominees for election as director and shows as of September 28, 2001, the beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company's outstanding common stock by each nominee and by all directors and executive officers as a group:

                                   First        Shares
                                  Elected    Beneficially    Percent of
            Name            Age   Director     Owned (1)        Class

 Bernard E. Boudreaux, Jr.   64     1996           1,000          *
 Dr. James Patout Burns, Jr. 61     1994       1,551,278(2)     62.05%
 Craig P. Caillier           39     1996             100          *
 Peter V. Guarisco           73     1986         511,531(3)     20.46%
 Victor Guarisco, II (4)     37     1992          18,990          *
 Edwin Patout                53     2001             100          *
 William S. Patout, III      68     1997             100          *

 All directors and named
 executive officers as a group                 2,083,099        83.32%

 * Less than 1%

 (1) Based on information furnished by nominees. Includes direct and indirect ownership and, unless otherwise indicated, includes sole voting and investment power with respect to reported holdings.

 (2) Includes shared voting and investment power with respect to 1,550,778 shares owned by M. A. Patout & Son, Ltd.

 (3) Mr. Guarisco's reported holdings reflect shared voting and investment power with respect to 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned by Capital Management Consultants, Inc. Mr. Guarisco disclaims beneficial ownership of such shares.

 (4)  Peter V. Guarisco is the father of Victor Guarisco, II.

 (5)  See also "Information Concerning Management - Executive Officers".

 Business Experience of Directors

    The following paragraphs describe all Company offices held by nominees and their principal occupations for the last five years.

    Bernard E. Boudreaux, Jr. is Chairman of the Board and general counsel of the Company. He was formerly District Attorney, Sixteenth Judicial District of Louisiana. He is now Executive Counsel to the Governor of Louisiana.

    Dr. James Patout Burns, Jr., Secretary of the Company, is the Edward A. Malloy Professor of Catholic Studies at Vanderbilt Divinity School, Nashville, Tennessee. Dr. Burns was formerly Thomas and Alberta White Professor of Christian Thought and Chair of the Program in Religious Studies at Washington University, St. Louis, Missouri.

    Craig P. Caillier is President and Chief Executive Officer of the Company.

    Peter V. Guarisco is Chairman of the Board and President of Hellenic, Inc., a privately owned company having diverse business interests, Morgan City, Louisiana.

    Victor Guarisco, II is President of Cottonwood, Inc., a privately owned real estate management and development company, Morgan City, Louisiana.

    Edwin Patout is Chairman of the Board of M. A. Patout & Son, Ltd. and an Attorney-at-Law engaged in private legal practice, New Iberia, Louisiana.

    William S. Patout, III is retired and was formerly President and Chief Executive Officer of M. A. Patout & Son, Ltd., Jeanerette, Louisiana.

 Directors' Compensation

    With the exception of Mr. Caillier, President and CEO, Directors receive an annual retainer of $5,000 and reimbursement for travel and related
 expenses incurred in attending board and committee meetings.   All Directors
 receive an attendance fee of $500 per meeting.

 Compensation Policies of the Board of Directors

    The Board of Directors does not have a compensation committee and executive compensation determinations are made by the entire Board. Mr. Caillier's compensation is based on his performance and the overall profitability of the Company, as well as the Board's forecasted future performance as determined in the best judgment of the Board. Mr. Caillier's compensation is not directly tied to one specific factor such as an increase in the price of the Company's stock, return on equity or net profit and there are no specific formulas used in the calculation of compensation.

                      COMMITTEES OF THE BOARD

 Nominating or Compensation

    The Company has no standing nominating or compensation committees or committees performing similar functions.

 Audit and Ethics Committee

    The Company's Audit and Ethics Committee is empowered to engage and evaluate the performance of the Company's public accountants and assist the Board of Directors in fulfilling its responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee has not adopted a written charter. The Committee is independent under the listing standard of the Nasdaq National Market. The Committee met once in fiscal 2001 and reviewed the audited financial statements with management and discussed the material required by the Statement on Auditing Standards No. 61 with the independent auditors. The Committee reviewed the written disclosure letter from the independent accountant required by the Independent Standard Boards Standard No. 1 and discussed with the independent accountant the independent accountant's independence.

    Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2001 as filed with the Securities and Exchange Commission.

 Submitted by the Audit Committee: Bernard E. Boudreaux, Jr. and Peter V.
                                   Guarsico

 Meetings of the Board of Directors

    Three meetings of the Board of Directors were held during the last fiscal year. All directors attended all meetings with the exception of one meeting missed by Mr. Peter Guarisco.

 Beneficial Owners of More Than 5% of the Company's Outstanding Stock

    The following table provides information as of September 28, 2001 concerning each stockholder known by the Company to be the beneficial owner (as determined by Rule 13d-3 of the Securities and Exchange Commission) of more than five percent (5%) of its outstanding stock:

 Name and Address of          Shares Beneficially       Percent of
  Beneficial Owner                 Owned (1)               Class

 M. A. Patout & Son, Ltd.         1,550,778                 62.03%
 3512 J. Patout Burns Road
 Jeanerette, Louisiana 70544

 Peter V. Guarisco                  511,531(2)              20.46%
 P. O. Box 2588
 Morgan City, Louisiana 70380

 Capital Management Consultants     204,431(2)               8.18%
 P. O. Box 2588
 Morgan City, Louisiana 70380

 Hellenic, Inc.                     143,100(2)               5.72%
 P. O. Box 2588
 Morgan City, Louisiana 70380

 (1) Based on information furnished by beneficial owners. Includes direct and indirect ownership and, unless otherwise indicated, also includes sole voting and investment power with respect to reported holdings.

 (2) Includes 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned of record by Capital Management Consultants, Inc. Mr. Guarisco shares voting and investment power with respect to such shares. Mr. Guarisco disclaims beneficial ownership of these shares.

                     INFORMATION CONCERNING MANAGEMENT

 Executive Officers

    The table below sets forth the beneficial ownership of the named executive officer.

                           Shares Beneficially
          Name          Age       Owned            Percent of Shares

 Craig P. Caillier      39         100                  .004%
 Chief Executive Officer and Director

 Business Experience of Executive Officers

    Craig P. Caillier, for five years prior to his association with the Company, was Assistant General Manager and Secretary/Treasurer of M. A. Patout & Son, Ltd., Jeanerette, La. Before his election as President and CEO of the Company, he was Senior Vice President and General Manager of the Company.

 Executive Compensation

    Mr. Caillier, the Company's President and Chief Executive Officer, became an executive officer of the Company in fiscal 1994. The following table sets forth information concerning Mr. Caillier's compensation during the Company's last three fiscal years.

                        ANNUAL COMPENSATION

  Name and Principal                                Other Annual
      Position         Year    Salary     Bonus    Compensation (1)

 Craig P. Caillier      2001   $72,500    $49,716       $2,536
 President and CEO      2000    90,000     38,684        3,861
                        1999    86,033     28,684        3,442

 (1) Company contributions to 401(k) savings plan.

    As amended in 1986, the Company's Retirement Plan provides benefits at retirement to full-time salaried and hourly factory employees and to full-time agricultural employees who are at least 21 years of age and have at least one year of service. Contributions to the plan, which are funded entirely by the Company, are computed on an actuarial basis. The plan classifies employees as agricultural and factory employees. Benefits for factory employees (a classification that includes the Company's executive officers) are determined by multiplying the employee's years of service by the sum of (i) .60 percent times Final Average Earnings up to Covered Compensation and (ii) 1.20 percent times Final Average Earnings in excess of Covered Compensation. The term "Covered Compensation" means the average annual earnings used to calculate the participant's social security benefit. This average covers his entire employment history (including employment prior to employment by Sterling Sugars, if any), and assumes continued employment to age 65. It also assumes that, during each year of employment, the participant always earned the maximum amount subject to social security withholding (the Taxable Wage Base). Each year, the Plan's actuaries provide a table that determines the Covered Compensation level for participants reaching age 65 in each of the succeeding years. The Covered Compensation level increases over time (generally every year) as the Taxable Wage Base itself increases. As a result, Covered Compensation is relatively low for participants nearing the average retirement age of 65 and increases for younger participants. The actual final determination of a Participant's Covered Compensation amount is therefore made at the time of termination of employment or retirement.

    Mr. Caillier is 39 years old and has approximately seven years of credited service. Set out below is a table that shows the estimated annual pension benefits for employees retiring at age 65 with varying years of credited service and final earnings.

                          PENSION TABLE
                          Years of Service
 Final Earnings      10      15      20      25

  $ 50,000         $ 4,632 $ 6,948 $ 9,264 $11,580
    75,000           7,632  11,448  15,264  19,080
   100,000          11,632  15,948  21,264  26,580

    Effective February 1, 1992 the Company established the Sterling Sugars, Inc. Employee's Savings Plan and Trust for the benefit of all eligible full-time salaried and hourly employees and full-time salaried agricultural employees who are at least 21 years old and have completed at least one year of service with the Company. The Plan is referred to as a 401(k) retirement plan, a form of a defined contribution plan. Through elective deferrals, employees may contribute from one to six percent of their annual gross compensation into the Plan. The Company is obligated to match contributions to the extent of fifty percent of the first six percent of an employee's elective deferrals. Any additional Company contributions are discretionary. The Plan was amended effective February 1, 1994 to change eligibility requirements and investment election dates and to credit service for a related employer. Newly hired employees are now eligible to participate on the first day of the calendar month following completion of age and service requirements. Investment changes will be made effective April 1 instead of February 1 and October 1 instead of August 1 of each year. Credited service was also amended to include service with M. A. Patout & Son, Ltd., a related employer.

    On August 1, 2000, the Company established a nonqualified deferred compensation plan for a select group of management and highly compensated employees. An employee is eligible to become a participant in the plan if such employee is designated as a participant by the Board of Directors or the Plan Administrator in writing. Employees so designated can elect to defer up to 100% of their compensation from the Company including bonuses.

 The Board of Directors has designated Craig Caillier, President & CEO of the Company and Rivers Patout, Vice President, Property Development, as participants in the plan. As of July 31, 2001, Mr. Caillier had deferred compensation of $25,000 and Mr. Patout had deferred $3,144. At retirement, benefits are paid to participants from general corporate assets and the corporation's obligation under the plan shall be an unfunded and unsecured promise to pay.

 Stock Performance Graph

    The following graph presents the cumulative total return on the Company's common stock for the five year period ended July 31, 2001 compared to the cumulative total return assuming reinvestment of dividends for all stocks quoted on the NASDAQ Market Value Index. Because there is no published industry or line of business index comparable to the Company, a peer group was selected based on similar publicly traded companies with market capitalization of between $17.4 million to $20 million as of July 31, 2001.

     Year       Sterling    NASDAQ   Peer Group

     1996         100         100       100
     1997         146         147        92
     1998         160         176        71
     1999         156         249        55
     2000         136         362        47
     2001         114         199        18

 Certain Transactions

    On November 15, 1994, the Company entered into a technical service contract with M. A. Patout & Son, Ltd. ("Patout"). The contract provides that Patout will provide technical and engineering services to the Company in return for a fee equal to ten percent of the Company's net income before income taxes from the manufacture, production and sale of raw sugar and molasses each year, provided that net income from the foregoing exceeds $500,000. The agreement was to expire on January 31, 1999 but because of the change in the Company's fiscal year end, the agreement was extended to July 31, 1999. The agreement also provided Patout an option to acquire 50,000 shares of treasury stock owned by the Company on or before December 31, 1998, at a price of $3.25 per share. Patout exercised its option on April 12, 1995 and acquired 50,000 shares of treasury stock for $162,500. There was no technical service fee due for the year ended July 31, 2001 or July 31, 2000.

    Mr. Bernard E. Boudreaux, Jr., Chairman of the Board of the Company, served in fiscal 2001 and will serve in fiscal 2002, as general counsel for the Company on a retainer basis.

 Other  Information

    Persons who are directors or executive officers of the Company, and persons who beneficially own more than 10% of the Company's common stock, are required to file with the Securities and Exchange Commission periodic reports of changes in their ownership of the Company's stock. Based solely on a review of the forms furnished to the Company pursuant to the rules of the Securities and Exchange Commission, such persons complied with thE filing requirements during the last three fiscal years of the Company.

                         INDEPENDENT ACCOUNTANTS
 Independent Accountants

    It is anticipated that Broussard, Poche', Lewis & Breaux, LLP will be asked to serve as the Company's independent public accountants for the fiscal year ending July 31, 2002. A representative of the firm is expected to be present at the annual meeting and to be available to respond to appropriate questions. He will have the opportunity to make a statement if he desires.

 Audit Fees and Related Matters

    Broussard, Poche', Lewis & Breaux, LLP was paid $11,000 for the audit of the Company's financial statements for the fiscal year ended July 31, 2001.

    The independent accountants did not render professional services to the Company relating to financial information systems design and implementation during the fiscal year ended July 31, 2001.

    The Company was billed $3,384 by Broussard, Poche', Lewis & Breaux, LLP for review of quarterly reports filed with the Securities and Exchange Commission and for preparation of the Company's federal and state income tax returns. The Audit Committee has considered whether these non-audit services are compatible with maintaining the independence of the Company's independent auditors, Broussard, Poche', Lewis & Breaux, LLP.

                              OTHER MATTERS

    The matters to be acted upon at the Annual Meeting of Stockholders are set forth in the accompanying notice. The Board knows of no other business to come before the meeting, but if other matters requiring a vote are properly presented to the meeting or any adjournments thereof, proxy holders will vote, or abstain from voting hereon in accordance with their best judgment.

                                  By Order of the Board of Directors




                                  J. Patout Burns, Jr.
                                  Secretary

STERLING SUGARS, INC.                  (Solicited by the Board of Directors)
        The undersigned hereby appoints J. Patout Burns, Jr., Craig P. Caillier and Peter V. Guarisco and each of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of Sterling Sugars, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corportation to be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana on Thursday, November 29, 2001 at 10:00 a.m. and at any adjournment thereof (1) as hereinafter specified upon the election of directors and (2) in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

   A VOTE FOR THE FOLLOWING NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS

 1. Election of Directors

 For all nominees listed below ______Withhold authority to vote for all nominees listed below________
(Except as indicated to the contrary below)

	Bernard E. Boudreaux, Jr., Dr. J. Patout Burns, Jr., Craig P. Caillier, Peter V. Guarisco, Victor Guarisco, II, Edwin Patout and William S. Patout, III

  INSTRUCTION:

	 (To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
 ___________________________________________________________________________

	       CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

 When properly executed and returned, this proxy will be voted in the manner specified. If no manner is specified, the shares represented hereby will be voted for election of the nominees named on the reverse hereof.

                                      DATE____________________________,2001


				      _____________________________________
					SIGNATURE OF HOLDER

				      NOTE: Please sign as your name appears
				      hereon. When signed as attorney-in-fact executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

 PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH
	      REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES